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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   ENRON CAPITAL & TRADE RESOURCES CORP.
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  (Last)                             (First)                         (Middle)

  1400 SMITH
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                                    (Street)

  HOUSTON                              TX                             77002
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  (City)                             (State)                          (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   NOVEMBER 4, 1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   CROWN ENERGY CORPORATION (CROE)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)

                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)

                   ----------------------------------

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6. If Amendment, Date of Original       (Month/Day/Year)

   N/A
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7. Individual or Joint/Group Filing     (Check Applicable Line)

    Form filed by One Reporting Person
----

 X  Form filed by More than One Reporting Person
----

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            Table 1 -- Non-Derivative Securities Beneficially Owned

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

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
                                 Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

NONE
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

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==========================    ===========================      =================        ==========================================
* If this Form is filed by more than one Reporting Person, See Instruction
  5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 Page 1
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                                                                                                                   SEC 1474 (7-96)
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                                      (Print or Type Responses)


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FORM 3 (continued)

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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities    4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security       or Exercise     Form of         Indirect
                                     Expiration      (Instr. 4)                           Price of        Derivative      Beneficial
                                     Date                                                 Derivative      Security:       Ownership
                                    (Month/Day/                                           Security        Direct (D)      (Instr. 5)
                                     Year)                                                                or
                                  ------- ------- ---------------------------------                       Indirect (I)
                                  Date    Expira-                            Amount                       (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------   --------------- --------------- -------------
SERIES A PREFERRED STOCK         11/04/97  N/A      COMMON STOCK           4,285,000     $1.17           D(1)           (1)
-------------------------------   ------- -------  ------------------------  ------   --------------- --------------- -------------
COMMON STOCK PURCHASE WARRANT    11/04/02 11/03/97  COMMON STOCK             925,771    $0.002           D(1)           (1)
                                                                              (2)
-------------------------------   ------- -------  ------------------------  ------   --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------   --------------- --------------- -------------

===============================   ======= =======  ========================  ======   =============== ============== ==============
Explanation of Responses:

(1) This form is also filed by Enron Corp. ("Enron"), 1400 Smith, Houston, Texas 77002, which is sole owner of Enron Capital & Trade Resources Corp. ("ECT"). Due to its ownership of ECT, Enron may be considered to have indirect ownership of the securities listed. Enron disclaims beneficial ownership of all such securities.

(2) Represents the maximum number of shares that could be acquired. The Common Stock Purchase Warrant is exercisable for a number of shares of common stock equal to up to 8% of the outstanding shares of common stock at the time of issuance, subject to limitations based on the financial performance of the Issuer.

                                                                         /s/ Peggy B. Menchaca                 November 10, 1997
                                                                         -------------------------------       ------------------
                                                                         **Signature of Reporting Person              Date
                                                                         Enron Capital & Trade Resources Corp.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If
      space provided is insufficient, See Instruction 6 for procedure.                                                  Page 2

/s/ Peggy B. Menchaca
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**Signature of Reporting Person
  Enron Corporation
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